Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-209746) and on Form S-8 (Nos. 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) of FMC Corporation of our report dated December 14, 2017 relating to the special purpose combined financial statements of the Cereal Broadleaf Herbicides and Chewing Insecticides Business of E. I. du Pont de Nemours and Company, which appears in this Current Report on Form 8-K/A of FMC Corporation.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 9, 2018